Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-231642, 333-40012, 333-114718, 333-156569, 333-171004, 333-171005, 333-192040, and 333-211020) on Form S-8 and in the registration statement (No. 333-253565) on Form S-3 and in the registration statement (No. 333-74745) on Form S-4 of our report dated February 28, 2020, except for Note 2 and Note 21, as to which the dates are February 26, 2021 and February 22, 2022, respectively, with respect to the consolidated financial statements and financial statement schedule of Unisys Corporation.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 22, 2022